Exhibit 4.5

                               FOURTH AMENDMENT TO
                         AMERICAN RETIREMENT CORPORATION
                          ASSOCIATE STOCK PURCHASE PLAN

     Section 6.1 of the American Retirement Corporation Associate Stock Purchase Plan is hereby amended, effective May 18, 2005, as follows:

     1. By deleting the first sentence in its entirety and substituting therefor the following:

          "ARC shall reserve One Million (1,000,000) shares of Stock for issuance upon exercise of the options granted under this Plan."